Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
China XD Plastics Company Limited:

We consent to the incorporation by reference in the registration statement on Form S-3/A (No. 333-167423 and No. 333-164027) of China XD Plastics Company Limited of our report dated March 26, 2012, with respect to the consolidated balance sheet of China XD Plastics Company Limited and subsidiaries as of December 31, 2011, and the related consolidated statements of comprehensive income, changes in equity, and cash flows for the year then ended, which report appears in the December 31, 2011 annual report on Form 10-K of China XD Plastics Company Limited.

/s/ KPMG

Hong Kong, China
March 26, 2012